EXHIBIT 12.

McDONALD’S CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Years ended December 31,
DOLLARS IN MILLIONS	2006		2005	2004		2003		2002
Earnings available for fixed charges
Income from continuing operations before provision for income taxes and cumulative effect of accounting changes	$4,166.4	(1)	$3,674.4	$3,200.7	(2)	$2,351.4	(3)	$1,675.7	(4)
Minority interest expense in operating results of majority-owned subsidiaries, including fixed charges related to redeemable preferred stock, less equity in undistributed operating results of less than 50%- owned affiliates	5.5		1.2	4.4		18.6		8.2
Income tax provision (benefit) of 50% owned affiliates included in income from continuing operations before provision for income taxes	5.9		(3.5)	13.1		(28.6)		(9.5)
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	327.9		317.6	295.6		279.4		257.9
Interest expense, amortization of debt discount and issuance costs, and depreciation of capitalized interest*	437.5		392.2	394.2		427.3		419.7
	$4,943.2		$4,381.9	$3,908.0		$3,048.1		$2,352.0
Fixed charges
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	$327.9		$317.6	$295.6		$279.4		$257.9

Interest expense, amortization of debt discount and issuance costs, and fixed charges related to redeemable preferred stock*	418.5		373.4	375.6		408.9		401.7

Capitalized interest*	5.5		5.0	4.1		7.9		14.4
	$751.9		$696.0	$675.3		$696.2		$674.0
Ratio of earnings to fixed charges	6.57		6.30	5.79		4.38		3.49

*	Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1)	Includes pretax charges of $134.2 million primarily related to impairment.

(2)	Includes pretax charges of $232.1 million consisting of $130.5 million related to impairment and $150.9 million related to the correction in the Company’s lease accounting practices and policies as well as a $49.3 million gain relating to the sale of the Company’s interest in a U.S. real estate partnership.

(3)	Includes pretax charges of $407.6 million primarily related to the disposition of certain non-McDonald’s brands and impairment.

(4)	Includes pretax charges of $853.2 million primarily related to restructuring markets and eliminating positions, restaurant closings/asset impairment and the write-off of technology costs.

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